Exhibit 99.1

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COSTCO WHOLESALE CORPORATION COMMENTS ON EARNINGS OUTLOOK

FOR ITS FISCAL 2008 FOURTH QUARTER AND ANNOUNCES QUARTERLY CASH DIVIDEND AND AN ADDITIONAL $1 BILLION STOCK REPURCHASE AUTHORIZATION

ISSAQUAH, Wash., July 23, 2008 – Costco Wholesale Corporation (“Costco”) (Nasdaq: COST) today commented on its earnings outlook for its fiscal fourth quarter (16 weeks) and fiscal year ending August 31, 2008. Currently, earnings per share for the fourth quarter are expected to be well below the current First Call consensus earnings per share estimate of $1.00. Actual results for the fourth quarter and the fiscal year will be reported on October 8, 2008.

According to Richard Galanti, Chief Financial Officer of Costco: “Factors negatively affecting our fourth quarter earnings outlook arise largely from inflation, particularly as to energy costs. They include a significantly greater-than-anticipated LIFO charge; an anticipated negative swing in year-over-year profitability in our gasoline operations; and slightly lower-than-planned merchandise profits related to holding selling price points to help drive sales and maintain the confidence of our members. Our comparable sales results remain strong relative to other retailers and we believe our growth outlook remains positive, with 20 to 25 additional new units planned for our 2009 fiscal year.”

Today, the Company announced that its Board of Directors has declared a quarterly cash dividend on Costco Wholesale common stock of $.16 per share, or $.64 per share on an annualized basis. The dividend of $.16 per share, declared July 21, 2008, is payable August 22, 2008, to shareholders of record at the close of business on August 8, 2008.

The Company also announced today that its Board of Directors authorized an additional common stock repurchase program of up to $1 billion. This is in addition to the aggregate $5.8 billion amount previously authorized by the Board, of which approximately $4.6 billion has been expended since June 2005, repurchasing approximately 85 million shares.

Costco will hold a conference call at 7:15 a.m. PDT (10:15 a.m. EDT) Wednesday, July 23rd, to discuss its fourth quarter outlook. The phone number to participate on the call is (800) 399-8203, or can be accessed via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

Costco currently operates 537 warehouses, including 393 in the United States and Puerto Rico, 75 in Canada, 19 in the United Kingdom, six in Korea, five in Taiwan, eight in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional seven to eight new warehouses (including the relocation of two warehouses to larger and better-located facilities) prior to the end of its 2008 fiscal year on August 31, 2008.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising

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costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco	Wholesale Corporation
Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264